Exhibit 99.1

         TELULAR CORPORATION ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER

    VERNON HILLS, Ill., July 25 /PRNewswire-FirstCall/ -- Telular Corporation (Nasdaq: WRLS) -- Telular Corporation reported that Michael J. Boyle has been appointed President, CEO and Director effective on August 1, 2005. Mr. Boyle has over 20 years of industry and related experience, most recently as a consultant and entrepreneur, including being President and CEO of a start up software company in the pre-paid wireless industry. Mr. Boyle previously was President and CEO of Phoenix Wireless Group, Inc., a venture-backed company in the cellular infrastructure business, and Elcotel, Inc., the largest domestic manufacturer of public telephones. Mr. Boyle also has significant experience as Division General Manager in larger companies such as IBM/ROLM and Bell+Howell Group.

    "I am optimistic about the future of the business given the repositioning that has been initiated during the time that I have spent directly with the management team. I am pleased to now turn the President and CEO responsibilities over to Mike. He is the right leader to continue Telular moving forward with a clear vision of the industry's future. He has our full support in his goal to achieve and sustain profitable growth and in my continuing role as Chairman, I look forward to working with Mike to seize the opportunities in our markets," added Berndt.

    "I am delighted to be joining the Telular team at a most exciting time in the fixed cellular and wireless security markets." said Boyle. "With a bright future together we look forward to building upon a foundation for profitable growth, market-leading products and strong customer relationships which are key ingredients in creating value for our stockholders and customers."

    Mr. Boyle will succeed Mr. John E. Berndt who served as interim CEO since February. Mr. Berndt will continue in his capacity as Chairman of the Company's Board of Directors.

    About Telular
    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City and Johannesburg. For further company information, visit Telular at http://www.telular.com .

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2004. Copies of these filings may be obtained by contacting the Company or the SEC.

SOURCE  Telular Corporation
    -0-                             07/25/2005
    /CONTACT: Jeffrey L. Herrmann, Executive Vice President of Telular Corporation, +1-847-247-9400, fax, +1-847-247-0021, E-mail:
jherrmann@telular.com /
    /Web site:  http://www.telular.com /